Exhibit 10(b)

EXECUTION COPY

INTEREST PURCHASE AGREEMENT

dated as of October 29, 2016

among

T & D EQUITY ACQUISITION, LLC,

ONCOR MANAGEMENT INVESTMENT LLC

and

ONCOR ELECTRIC DELIVERY COMPANY LLC

i

ii

EXHIBITS

Exhibit A – Seller Class B Members and Pro Rata Interest
Exhibit B – Form of Joinder Agreement
Exhibit C – Form of Assignment

iii

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 29, 2016, by and among T & D Equity Acquisition, LLC, a Delaware limited liability company (the “Purchaser”), Oncor Management Investment LLC, a Delaware limited liability company (the “Seller”), and Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”). Capitalized terms used herein without definition have the respective meanings assigned to them in Article VIII.

WITNESSETH:

WHEREAS, Seller, Oncor and each holder of Class B membership interests in Seller (each such person, a “Seller Class B Member”) are party to the Amended and Restated Limited Liability Company Agreement of Seller, dated as of November 5, 2008 (as amended, the “OMI LLC Agreement”);

WHEREAS, as of the date hereof, Seller owns 1,396,008 units representing limited liability company interests in Oncor (the “Oncor Management Interests”), representing approximately 0.22% of the outstanding limited liability company interests in Oncor;

WHEREAS, pursuant to the OMI LLC Agreement, Oncor is the Managing Member (as that term is defined in the OMI LLC Agreement) of Seller;

WHEREAS, the Seller Class B Members collectively own all of the issued and outstanding Class B Membership Interests (as that term is defined in the OMI LLC Agreement) issued by Seller, in such amounts as are set forth on Exhibit A;

WHEREAS, Oncor owns all of the issued and outstanding Class A Membership Interests (as that term is defined in the OMI LLC Agreement) issued by Seller;

WHEREAS, Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company (“Oncor Holdings”), is a wholly owned subsidiary of Energy Future Intermediate Holdings Company LLC, a Delaware limited liability company (“EFIH”), which is in turn a wholly owned subsidiary of Energy Future Holdings Corp., a Texas corporation (“EFH”);

WHEREAS, on July 29, 2016 EFH, EFIH, EFH Merger Co., LLC (“MergerCo”) and NextEra Energy, Inc. (“NextEra Energy”) entered into an Agreement and Plan of Merger, dated as of such date (as amended from time to time, the “Merger Agreement”), which agreement provides for, among other things, the merger of reorganized EFH with and into MergerCo at the closing contemplated by the Merger Agreement (the “Merger Closing”), and at which time certain other transactions contemplated by the Merger Agreement are to be consummated, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Purchaser is a wholly owned subsidiary of NextEra Energy;

WHEREAS, Seller wishes to sell the Oncor Management Interests to the Purchaser, and the Purchaser wishes to purchase the Oncor Management Interests from Seller, in each case, upon the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of Oncor has approved that Oncor, in Oncor’s capacity as the Managing Member of Seller, shall, pursuant to the OMI LLC Agreement, dissolve Seller following the Closing (as defined below); and

WHEREAS, each of Oncor Holdings and EFIH has consented to Oncor and OMI’s entry into this Agreement and the consummation of the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises, terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below), Seller shall sell, transfer and deliver the Oncor Management Interests to the Purchaser, and the Purchaser shall purchase and accept the Oncor Management Interests from Seller. The sale, transfer and delivery to the Purchaser of the Oncor Management Interests shall be free and clear of all Liens and Claims, other than restrictions on transfer arising under applicable federal or state securities Laws or under the terms of the Oncor LLC Agreement.

Section 1.2. Purchase Price. In consideration of the sale, transfer and delivery by Seller of the Oncor Management Interests at the Closing, the Purchaser shall pay to Seller an amount in cash(the “Purchase Price”) equal to $26,928,994.32. Immediately following the payment of the of the Purchase Price to Seller, Seller and Oncor, as the Managing Member of Seller, will cause an amount equal to 90% of the Purchase Price to be distributed among the Seller Class B Members in accordance with Section 6.3 of the OMI LLC Agreement.

ARTICLE II

THE CLOSING

Section 2.1. Closing. The closing of the purchase and sale of the Purchased Interests pursuant to this Agreement (the “Closing”) shall take place at the offices of Chadbourne & Parke LLP, 1301 Avenue of the Americas, New York, NY 10019, on the date of, and (consistent with the condition set forth in Section 6.1(a) below) immediately following, the closing pursuant to the Merger Agreement, at such time and on such date as shall be specified by the Purchaser, or if the conditions to the obligations of the parties set forth in Article VI (other than those conditions which by their terms are to be satisfied or waived through the execution and delivery of agreements or other documents or the payment of funds at the Closing) are not satisfied (or, to the extent permitted, waived) as of such date and time, on the date that is two Business Days after the satisfaction (or to the extent permitted, waiver) of such conditions, or at such other time and date as shall be mutually agreed upon by the parties in writing. The date on which the

Closing occurs in accordance with this Section 2.1 is referred to in this Agreement as the “Closing Date.” The parties acknowledge and agree that neither the parties nor their Representatives shall be required to be physically present at the Closing, it being expected that, to the maximum extent practicable, all steps required to be taken at the Closing may be taken through the delivery of documents by Electronic Transmission or by any other reasonable means.

Section 2.2. Closing Deliveries by Seller and Oncor. At the Closing, Seller shall deliver, or shall cause to be delivered, to the Purchaser on behalf of Seller or Oncor, as the case may be, each of the following:

(a) an Assignment, duly executed by Seller, pursuant to which Seller shall assign and transfer the Oncor Management Interests to the Purchaser and withdraw as a member of Oncor; and

(b) a certificate, dated as of the Closing Date, from each of Seller and Oncor to the effect set forth in Section 6.2(a) and Section 6.2(b).

Section 2.3. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to Seller or its designees each of the following:

(a) the Purchase Price which shall be payable by wire transfer of immediately available funds to such account of Seller as Seller shall have specified to the Purchaser in writing at least 48 hours prior to the Closing;

(b) a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Purchaser to the effect set forth in Section 6.3(a) and Section 6.3(b);

(c) a countersigned Assignment with respect to the Oncor Management Interests; and

(d) a Joinder Agreement to the Oncor LLC Agreement, in substantially the form attached hereto as Exhibit B, executed by a duly authorized officer of the Purchaser.

Section 2.4. Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLER

Seller hereby represents and warrants to the Purchaser, on and as of the date of this Agreement and the Closing Date, as follows:

Section 3.1. Organization, Power and Authority. Seller is a limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 3.2. Authorizations; Execution and Validity. Seller has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3. Regulatory Approvals and Filings. Assuming the receipt of the Parent Approvals and the filing of a Certificate of Cancellation of a Limited Liability Company with the Secretary of State of the State of Delaware and such other documents as may be necessary to effect the dissolution of Seller following the Closing, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any federal, state or local, domestic or foreign governmental or regulatory authority, agency, commission, body, arbitrator, court, regional reliability entity or any other legislative, executive or judicial governmental entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except for any such notices, reports, filings, consents, registrations, approvals, permits or authorizations which, if not made or obtained, would not prevent, restrict or impair or otherwise adversely affect the ability of Seller to perform its obligations under and consummate the transactions contemplated by this Agreement or that would not result in any liability to Seller.

Section 3.4. No Conflicts. Subject to the dissolution of Seller immediately after the Closing, the execution, delivery and performance by Seller of this Agreement does not or, in the case of the Assignment, will not, and the consummation of the transactions contemplated to be consummated by Seller hereby will not, constitute or result in (a) the creation of, or imposition on Seller of any obligation to create or enforce, any Lien upon the Oncor Management Interests, (b) a violation or breach of, or a default under any Contract to which Seller is a party or any of Seller’s assets are bound or (c) a violation of any Law or any Order applicable to Seller, except, in the case of clauses (b) and (c) above, for any breach, violation, default or other matter that would not reasonably be expected to prevent, restrict or impair or otherwise adversely affect the ability of Seller to perform its obligations under and consummate the transactions contemplated by this Agreement or that would not result in any liability to Seller.

Section 3.5. Capitalization. The Class B Membership Interests listed on Exhibit A represent all of the issued and outstanding Class B Membership Interests of Seller. As of the date hereof, each Seller Class B Member set forth in Exhibit A is the record and, to the knowledge of Seller, beneficial, owner of the Class B Membership Interests set forth opposite his or her name on Exhibit A. Oncor owns 100% of the issued and outstanding Class A Membership Interests of Seller.

Section 3.6. Title to Oncor Management Interests. The Oncor Management Interests are owned beneficially and of record by Seller, free and clear of any Liens and Claims, other than (i) restrictions on transfer under federal and state securities Laws and (ii) restrictions under the terms of the Oncor LLC Agreement and the OMI LLC Agreement. Upon the sale, transfer and delivery of the Oncor Management Interests in accordance with the terms of this Agreement, Seller shall not have any Equity Interest of any kind in Oncor, it being understood that good and valid title to any Equity Interests in Oncor formerly held by it shall pass exclusively to the Purchaser pursuant to this Agreement with no increase in the aggregate consideration payable to Seller hereunder.

Section 3.7. Litigation. Except in the matters pending in the Chapter 11 Cases and in connection with the approvals sought from the Public Utility Commission of Texas, there are no Proceedings pending or, to Seller’s knowledge, threatened against Seller (a) that question the validity of this Agreement or any action taken or to be taken by Seller in connection with, or which seek to enjoin or to obtain monetary damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, (b) that would reasonably be expected to prevent, restrict or impair or otherwise adversely affect the ability of Seller to perform its obligations under and consummate the transactions contemplated by this Agreement or (c) that question Seller’s title to the Oncor Management Interests or allege any interest in the Oncor Management Interests of Seller.

Section 3.8. No Liabilities. Seller has no liabilities or indebtedness of any nature, whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, asserted or unasserted, determined or determinable and whenever or however arising.

Section 3.9. Fees. Seller has not paid and has not and will not become obligated to pay any fee or commission to any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement for which the Purchaser, Oncor or any of their Affiliates will have any liability or responsibility whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ONCOR

Oncor hereby represents and warrants to the Purchaser, on and as of the date of this Agreement and the Closing Date, as follows:

Section 4.1. Organization, Power and Authority. Oncor is a limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 4.2. Authorizations; Execution and Validity. Oncor has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Oncor and constitutes a valid and binding obligation of Oncor, enforceable against the Oncor in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3. Regulatory Approvals and Filings. Assuming the receipt of the Parent Approvals and the filing of a Certificate of Cancellation of a Limited Liability Company with the Secretary of State of the State of Delaware and such other documents as may be necessary to effect the dissolution of Seller following the Closing, no notices, reports or other filings are required to be made by Oncor with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Oncor from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the consummation by Oncor of the transactions contemplated hereby, except for any such notices, reports, filings, consents, registrations, approvals, permits or authorizations which, if not made or obtained, would not prevent, restrict or impair or otherwise adversely affect the ability of Oncor to perform its obligations under and consummate the transactions contemplated by this Agreement or that would not result in any liability to Oncor or Seller.

Section 4.4. No Conflicts. Subject to the dissolution of Seller immediately after the Closing, the execution, delivery and performance by Oncor of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under or otherwise conflict with, its Organizational Documents, (b) a violation or breach of, or a default under, any Contract to which Oncor is a party, or (c) a violation of any Law or any Order applicable to Oncor or its properties or assets, except, in the case of clauses (b) and (c) above, for any breach, violation, default or other matter that would not reasonably be expected to prevent, restrict or impair or otherwise adversely affect the ability of Oncor to perform its obligations under and consummate the transactions contemplated by this Agreement or that would not result in any liability to Oncor or Seller

Section 4.5. Capitalization. The Oncor Management Interests represent approximately 0.22% of the outstanding interests in Oncor. The Oncor Management Interests are owned beneficially and of record by Seller, free and clear of any Liens and Claims, other than (i) restrictions on transfer under federal and state securities Laws and (ii) restrictions under the terms of the Oncor LLC Agreement and the OMI LLC Agreement. Upon the sale, transfer and delivery of the Oncor Management Interests in accordance with the terms of this Agreement, Seller shall not have any Equity Interest of any kind in Oncor, it being understood that good and valid title to any Equity Interests in Oncor formerly held by it shall pass exclusively to the Purchaser pursuant to this Agreement with no increase in the aggregate consideration payable to Seller hereunder.

Section 4.6. No Liabilities. Seller has no liabilities or indebtedness of any nature, whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, asserted or unasserted, determined or determinable and whenever or however arising.

Section 4.7. Litigation. Except in the matters pending in the Chapter 11 Cases and in connection with the approvals sought from the Public Utility Commission of Texas, there are no Proceedings pending or, to the knowledge of Oncor, threatened against Oncor (a) that question the validity of this Agreement or any action taken or to be taken by Oncor in connection with, or that seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Oncor of the transactions contemplated hereby or (b) that would reasonably he expected to prevent, restrict or impair or otherwise adversely affect the ability of Oncor to perform its obligations under and consummate the transactions contemplated by this Agreement.

Section 4.8. Fees. Oncor has not paid and has not and will not become obligated to pay any fee or commission to any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement for which the Purchaser or any of its Affiliates will have any liability or responsibility whatsoever.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to Seller, on and as of the date of this Agreement and the Closing Date, as follows:

Section 5.1. Organization, Power and Authority. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. All of the equity interests of the Purchaser are owned by NextEra Energy.

Section 5.2. Authorizations; Execution and Validity. The Purchaser has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions. The Purchaser is entering into this Agreement at the request and for the benefit of NextEra Energy.

Section 5.3. Regulatory Approvals and Filings. Assuming the receipt of the Parent Approvals, no notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby, except for any such notices, reports, filings, consents, registrations, approvals, permits or authorizations which, if not made or obtained, would not prevent, restrict or impair or otherwise adversely affect the ability of the Purchaser to perform its obligations under and consummate the transactions contemplated by this Agreement.

Section 5.4. No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under or otherwise conflict with, its Organizational Documents, (b) a violation or breach of, or a default under, any Contract to which the Purchaser is a party, or (c) assuming the receipt of the Parent Approvals, a violation of any Law or any Order applicable to the Purchaser or its properties or assets, except, in the case of clauses (b) and (c) above, for any breach, violation, default or other matter that would not reasonably be expected to prevent, restrict or impair or otherwise adversely affect the ability of the Purchaser to perform its obligations under and consummate the transactions contemplated by this Agreement.

Section 5.5. Litigation. Except in the matters pending in the Chapter 11 Cases and in connection with the approvals sought from the Public Utility Commission of Texas, there are no Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser (a) that question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection with, or that seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by the Purchaser of the transactions contemplated hereby or (b) that would reasonably he expected to prevent, restrict or impair or otherwise adversely affect the ability of the Purchaser to perform its obligations under and consummate the transactions contemplated by this Agreement.

Section 5.6. Sophisticated Purchaser; Investment Intent.

(a) The Purchaser is an informed sophisticated investor with sufficient knowledge and experience in investment and financial matters to be capable of evaluating the risks and merits associated with the acquisition of the Purchased Interests and the other transactions contemplated hereby.

(b) The Purchaser has read and understands the provisions of this Agreement, which it acknowledges have been negotiated between sophisticated parties on an arm’s-length basis, and has obtained appropriate professional assistance with respect to all legal, Tax and accounting consequences relating to the transactions contemplated hereby.

(c) The Purchaser is not acquiring the Purchased Interests with a view toward any distribution thereof that would violate the registration requirements of the Securities Act or any applicable provisions of state securities or “blue sky” laws.

Section 5.7. Financing. At the Closing, the Purchaser will have, and NextEra Energy will take all actions necessary to provide that the Purchaser will have, sufficient funds to pay the Purchase Price.

Section 5.8. Fees. The Purchaser has not paid and has not and will not become obligated to pay any fee or commission to any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement for which Seller, Oncor or any Seller Class B Member or any of their respective Affiliates will have any liability or responsibility whatsoever.

ARTICLE VI

COVENANTS

Section 6.1. Interim Actions. During the period (the “Interim Period”) commencing on the date hereof and ending upon the earlier of the Termination Date or the Closing Date, Seller will not, and Oncor, in its capacity as the Managing Member of Seller will not permit Seller to, incur any liability and except (i) as otherwise specifically permitted by the terms of this Agreement or (ii) as the Purchaser may approve in writing, neither Oncor nor Seller shall take any action to authorize, approve or facilitate:

(a) an amendment to or change in the Organizational Documents of Seller;

(b) create any Lien or encumbrance on any Oncor Management Interests; or

(c) any agreement to do any of the foregoing.

Section 6.2. Transfer Taxes. Seller and the Purchaser shall cooperate with each other and take any actions that are required to ensure that no documentary, stamp, sales and excise or other similar Taxes are payable in respect of the purchase and sale of the Oncor Management

Interests. To the extent that, notwithstanding the immediately preceding sentence, any documentary, stamp, sales and excise or other similar Taxes are required to be paid in respect of the purchase and sale of any Oncor Management Interests, such Taxes shall be borne by the Purchaser.

Section 6.3. Notice of Current Events. Each party hereto agrees that, at all times during the period from and after the date of this Agreement until the Closing Date, such party shall promptly notify the other parties hereto (orally and in writing) upon: (a) receipt of any written communication from any Person alleging that the consent of such Person (or another Person) is required in connection with the transactions contemplated by this Agreement; (b) becoming aware of any occurrence or non-occurrence of any event that, individually or in the aggregate, would cause any of the representations or warranties of such party or parties contained in this Agreement to be or to become untrue or inaccurate; (c) receipt of any material notice or other communication from any Governmental Entity in connection with the transfer of the Oncor Management Interests under this Agreement; and (d) the commencement of any Action that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 3.6, Section 4.5 or Section 5.5, as applicable.

Section 6.4. Publicity. The parties hereto shall consult with one another prior to issuing any press releases or, to the extent practical, making any other public announcements with respect to this Agreement; provided, however, that nothing herein shall restrict or otherwise limit any party from making any disclosures that such party determines is required by applicable Law.

Section 6.5. Further Assurances. Each party hereto shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request which are necessary or appropriate to consummate or implement the transactions contemplated hereby. During the Interim Period, Seller and Oncor shall take such actions as the Purchaser may reasonably request to prepare for the commencement of the dissolution of Seller following the Closing; provided, however, that in no event shall Seller or Oncor be required to take any action that would (a) result in the dissolution of Seller other than in the manner contemplated by Section 6.7 or (b) result in the sale or distribution of any asset of Seller or the incurrence of any liability by Seller.

Section 6.6. Release.

(a) To the fullest extent permitted by Law, Seller acknowledges and agrees that, effective as of the Closing, Seller hereby fully, finally and irrevocably releases, acquits and forever discharges Oncor, the Purchaser and each of their respective subsidiaries and Affiliates, and each of Oncor’s, the Purchaser’s, and their respective Affiliates’ and subsidiaries’ present, former and future officers, directors, attorneys, agents, representatives, trustees, employees and consultants and each of their respective Affiliates, successors, assigns, heirs, executors, trustees, liquidators, administrators, beneficiaries and Representatives (each a “Released Person” and, together, the “Released Persons”), of and from any and all manner of action or actions, cause or causes of action, suits, demands, rights, damages, judgments, extents, executions, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, costs, expenses, specialties, responsibilities, covenants, contracts, controversies, agreements, promises, variances and trespasses whatsoever, in law, admiralty or equity, whether accrued or unaccrued, whether asserted or unasserted, whether known or unknown, of every name and nature, whether in law or in equity, whether arising under federal, state, local or foreign law (each a “Released Claim”), which Seller ever had, now has, or hereafter may have or shall have against any Released Person arising out of (i) any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the time and date of the Closing, (ii) any participation, or rights with respect to participation, by Seller in the management, business, operations, investments or other activities of any kind of such Released Person or (iii) any other current or former Contracts, transactions, arrangements, events, conditions or circumstances of any kind between, among or involving Seller, on the one hand, and such Released Person, on the other hand except, in each case, any Retained Claims referred to in Section 6.6(b). Seller acknowledges and intends that this Section 6.6 shall be effective as a bar to each and every one of the Released Claims.

(b) Notwithstanding the foregoing, Seller retains and does not release its rights and interests under this Agreement, under the terms of the OMI LLC Agreement, or under the terms of any Contract entered into after the Closing (the “Retained Claims”).

(c) Seller has not heretofore assigned, and shall not hereafter sue any Released Person upon, any Released Claim released, acquitted or discharged or purported to be released, acquitted or discharged in this Section 6.6.

(d) Seller expressly consents that the release in this Section 6.6 shall be given full force and effect according to each and all of its express terms and provisions, including those relating to existing or future unknown and unsuspected Claims, notwithstanding any Law that expressly limits the effectiveness of a release of future, unknown, unsuspected or unanticipated claims, the benefit of any such Law being hereby expressly waived by the undersigned. Seller acknowledges that the inclusion of such unknown Claims in the release in this Section 6.6 was separately bargained for and was a key element of this Agreement. Seller acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true, and Seller expressly agrees to assume the risk of the possible discovery of additional or different facts. Seller also agrees that the release in this Section 6.6 shall be and remain effective in all respects regardless of such additional or different facts or the discovery thereof.

Section 6.7. Post-Closing Obligations; Dissolution.

(a) From and after the Closing, no party hereto shall, and each shall cause its respective subsidiaries and Affiliates to not, (i) take any action to amend or change the Organizational Documents of Seller except for the filing of the Certificate of Cancelation of a Limited Liability Company with respect to Seller or (ii) cause Seller to incur any new liability or obligation, other than liabilities or obligations incurred in connection with the dissolution of Seller in accordance with Section 6.7(c), and liabilities or obligations that may arise or be claimed by any third person who is not an Affiliate of any party hereto. Notwithstanding anything herein to the contrary, from and after the Closing, in no event will Seller knowingly incur any claim, liability or obligation in favor of Oncor or the Purchaser or any of their respective Affiliates.

(b) Oncor, in its capacity as the Managing Member of Seller, has irrevocably elected to dissolve Seller following the Closing pursuant to the OMI LLC Agreement and will in accordance with Section 10.3 of the OMI LLC Agreement, (i)(A) as promptly as reasonably practicable (and in any event within 90 days of the Closing Date) dissolve and liquidate Seller by applying Seller’s assets to satisfy all liabilities, claims and obligations of Seller by payment or other discharge thereof or to make reasonable provision for the payment thereof, and (B) distribute the remaining available assets of Seller to the Seller Class B Members and (ii) take any such other action as may be required to cause the dissolution of Seller, including the filing of a Certificate of Cancelation of a Limited Liability Company with respect to Seller in accordance with the Limited Liability Company Act of the State of Delaware and pay any fees required to be paid in connection with such filing.

(c) Notwithstanding anything in the OMI LLC Agreement or in this Agreement to the contrary, (i) all costs and expenses (but for the avoidance of doubt, not any liabilities, claims or obligations of Seller that are in existence as of immediately prior to the Closing, that arise from the operation of Seller prior to the Closing or that arise from and after the Closing and prior to dissolution and that are not caused by a violation by Seller, Oncor or Purchaser of Section 6.7(a)) incurred by Oncor or Seller in connection with the dissolution of Seller will be paid by the Purchaser and (ii) all claims, liabilities and obligations of Seller arising from and after the Closing in violation of this Section 6.7 will be discharged by Oncor without any recourse to Seller or any Seller Class B Member.

Section 6.8. Access. Upon reasonable notice, Seller and Oncor, in its capacity as the Managing Member of Seller, shall afford the officers and other Representatives of the Purchaser reasonable access, during normal business hours throughout the Interim Period, to Seller’s properties, books, contracts and records and, during such Interim Period, each of Seller and Oncor, in its capacity as the Managing Member of Seller, shall furnish to the Purchaser information in its control concerning Seller’s assets, liabilities and operations as the Purchaser reasonably requests, in each case solely to the extent reasonably necessary to effect the transactions contemplated hereby, to confirm the absence of liabilities of Seller or to confirm the free and clear title to the Oncor Management Interests; provided that no investigation pursuant to this Section 6 shall affect or be deemed to modify any representation or warranty made by Seller or Oncor herein. All requests for information made pursuant to this Section 6.8 shall be directed to the individuals set forth in Exhibit E of the Letter Agreement. All such information shall be governed by the terms of the Confidentiality Agreement (as defined in the Letter Agreement).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1. Conditions to the Obligations of the Parties. The obligations of each of the parties to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction (or the waiver in writing by all of the parties, to the extent permitted by Law) of the following conditions:

(a) Merger Closing. The Merger Closing shall have occurred.

(b) No Order. No Law or Order shall be in effect prohibiting, enjoining or restraining the consummation of the sale of Purchased Interests under this Agreement.

Section 7.2. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or the waiver in writing by the Purchaser) at or prior to the Closing of the following conditions:

(a) Accuracy of Representations. The representations and warranties of Seller and Oncor made in this Agreement shall be true and correct in all material respects on and as of the Closing Date. In addition, the Purchaser shall have received a certificate from each of Seller and Oncor, dated as of the Closing Date, executed by each of Seller and Oncor, affirming that the condition set forth in this Section 6.2(a) (as it relates to the covenants and agreements by such party) has been satisfied.

(b) Performance of Covenants. Each of Seller and Oncor shall have performed and complied with, in all material respects, individually and in the aggregate, all covenants and agreements contained in this Agreement which are required to be performed or complied with by it at or prior to the Closing. In addition, the Purchaser shall have received a certificate from each of Seller and Oncor, dated as of the Closing Date, executed by each of Seller and Oncor, affirming that the condition set forth in this Section 6.2(b) (as it relates to the covenants and agreements by such party) has been satisfied.

(c) Dissolution. The actions taken by Oncor, as Managing Member of Seller, to dissolve Seller shall not have been amended, modified, repealed or supplemented.

(d) Closing Deliveries. The Purchaser shall have received each of the documents and other items to be delivered by Seller pursuant to Section 2.2.

Section 7.3. Conditions to the Obligations of Seller and Oncor. The obligations of Seller and Oncor to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver in writing by Seller and Oncor) at or prior to the Closing of the following conditions:

(a) Accuracy of Representations. The representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects on and as of the Closing Date. In addition, Seller shall have received a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Purchaser, affirming that the condition set forth in this Section 6.3(a) has been satisfied.

(b) Performance of Covenants. The Purchaser shall have performed and complied with, in all material respects, individually and in the aggregate, all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing. In addition, Seller shall have received a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Purchaser, affirming that the condition set forth in this Section 6.3(b) has been satisfied.

(c) Closing Deliveries. Seller shall have received the documents and other items to be delivered by the Purchaser to Seller pursuant to Section 2.3.

ARTICLE VIII

DEFINITIONS

Section 8.1. Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Assignment” means an Assignment of Interest, in the form attached hereto as Exhibit C, to be executed at the Closing Seller in favor of the Purchaser and countersigned by the Purchaser.

“Business Day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York.

“Chapter 11 Cases” means the voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, commenced on April 29, 2014 by EFH, EFIH and certain entities in which EFH, directly or indirectly, holds an Equity Interest, which cases are jointly administered for procedural purposes only under Case No. 14-10979, together with any proceedings relating thereto.

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, purchase order or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written, together with all amendments thereto.

“Electronic Transmission” means any form of electronic communication (such as facsimile transmission or email) that is generally accepted as a means of communication and that (i) creates a record that may be retained, retrieved, and reviewed by the recipient and (ii) may he directly reproduced in paper form by the recipient through an automated process.

“Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement, that the enforcement thereof is or may be subject to the effect of (1) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar Laws relating to or affecting the enforcement of the rights and remedies of creditors; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction.

“Entity” means any corporation, partnership (whether general or limited), limited liability company, trust (including a common law trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), Governmental Entity or other entity or body whatsoever, excluding only an individual.

“Equity Interests” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, and any warrants, options or other rights to purchase or acquire any such capital stock and any securities convertible into or exchangeable or exercisable for any such capital stock, (ii) with respect to any partnership, all partnership interests, participations or other equivalents of partnership interests of such partnership, however designated, and any warrants, options or other rights to purchase or acquire any such partnership interests and any securities convertible into or exchangeable or exercisable for any such partnership interests, and (iii) with respect to any limited liability company, all units, interests, participations or other equivalents of membership interests of such limited liability company, however designated, and any warrants, options or other rights to purchase or acquire any such membership interests and any securities convertible into or exchangeable or exercisable for any such membership interests.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Entity.

“Letter Agreement” means the Letter Agreement, dated August 4, 2016, among Oncor, Oncor Holdings, MergerCo and NextEra Energy.

“Lien” means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien or encumbrance or security agreement or arrangement on or with respect to, or affecting title to, or rights to transfer, such properties or assets, including any rights of a spouse.

“Oncor LLC Agreement” has the meaning set forth in the Merger Agreement.

“Order” means any order, judgment, injunction, ruling or decree of any court or Governmental Entity.

“Organizational Documents” means (i) in the case of any Entity organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation), (ii) in the case of any Entity organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership, (iii) in the case of any Entity organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company and (iv) in the case of any other Entity, all constitutive or organizational documents of such Entity which address all matters relating to the business and affairs of such Entity similar to the matters addressed by the documents referred to in clauses (i) through (iii) above.

“Parent Approvals” has the meaning set forth in the Merger Agreement.

“Permit” means any permit, license, registration, or authorization issued by a Governmental Entity.

“Person” means an Entity or an individual.

“Proceeding” means any judicial, administrative or arbitral action, suit or proceeding (whether civil or criminal, public or private) by or before any court or Governmental Entity or arbitrator or arbitration tribunal.

“Purchaser Group” means the Purchaser, the Purchaser’s Affiliates, and the Purchaser’s and its Affiliates’ managers, members, officers, directors, trustees, employees, agents, contractors, joint venturers and partners.

“Representatives” mean; with respect to any party or other Person, the directors, officers, managers, members, shareholders, advisors, independent accountants, agents or other representatives of such party or other Person.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Seller Class B Members” means the Class B Members (as defined in the OMI LLC Agreement) of Seller.

“Tax” or “Taxes” means any taxes, assessments, and similar governmental charges imposed by any Governmental Entity, including all income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, property, severance and excise taxes, including any interest, penalty or addition thereto.

“Termination Date” means the date on which the Merger Agreement is validly terminated in accordance with its terms.

“Additional Definitions. Each of the terms set forth below has the meaning set forth in the provision set forth opposite such term in the following table:

Term	Provision
Agreement	Preamble
Closing	Section 2.1
Closing Date	Section 2.1
Company	Recitals
EFH	Recitals
EFIH	Recitals
Governmental Entity	Section 3.2
Interim Period	Section 5.1
Merger Agreement	Recitals
Merger Closing	Recitals
MergerCo	Recitals
NextEra Energy	Recitals
OMI LLC Agreement	Recitals
Oncor	Recitals

Term	Provision
Oncor Holdings	Recitals
Oncor Management Interests	Recitals
Purchase Price	Section 1.2
Purchaser	Preamble
Released Claim	Section 5.7(a)
Released Person	Section 5.7(a)
Retained Claims	Section 5.7(b)
Seller	Preamble

ARTICLE IX

GENERAL

Section 9.1. Modification or Amendment. At any time prior to or after the Closing Date, the parties hereto may modify or amend this Agreement by written agreement duly executed and delivered by or on behalf of each of the parties. Notwithstanding anything herein to the contrary, following the Closing, Section 6.7 of this Agreement may not be amended without the approval of a majority in interest (determined by their record ownership of Class B Membership Interests on the Closing Date) of the Seller Class B Members (or any permitted transferee of a Seller Class B Member), provided that any amendment thereto that would disproportionately negatively impact a Seller Class B Member in comparison to the other Seller Class B Members shall be approved by such Seller Class B Member and may be approved by such Seller Class B Member without the approval of any other Seller Class B Members.

Section 9.2. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTY HERETO, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court specified in accordance with the provisions of this Section 9.2(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (I) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (II) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (III) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2(b).

Section 9.3. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to Seller or Oncor:

Oncor Electric Delivery Holdings Company LLC
1616 Woodall Rodgers Freeway
Dallas, Texas 75202
Attention:	E. Allen Nye, Jr.
Kevin R. Fease
Michael L. Davitt
Email:	allen.nye@oncor.com
kevin.fease@oncor.com michael.davitt@oncor.com

with copies (which shall not constitute notice) to:

Jones Day
222 East 41st Street
New York, New York 10017
Attention:	Corinne Ball
Email: cball@jonesday.com

and

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention:	Patricia J. Villareal
Email: pjvillareal@jonesday.com

If to the Purchaser:

T & D Equity Acquisition, LLC c/o NextEra Energy, Inc.
700 Universe Blvd.
Juno Beach, Florida 33408

Attention:	Mark Hickson
Email:	mark.hickson@nexteraenergy.com

with copies (which shall not constitute notice) to:

NextEra Energy, Inc.
700 Universe Blvd.
Juno Beach, Florida 33408

Attention:	Charles E. Sieving
Email:	charles.sieving@nexteraenergy.com

Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, NY 10019

Attention:	Howard Seife
William Greason

Email:	hseife@chadbourne.com
wgreason@chadbourne.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (i) upon actual receipt, if delivered personally; (ii) three (3) Business Days after deposit in the mail, if sent by registered or certified mail; (iii) upon receipt if sent by email and received by 5:00 p.m. (Eastern Time), on a Business Day (otherwise the next Business Day) (provided, that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.4. Termination. This Agreement may be terminated at any time prior to the Merger Closing, (a) by mutual written consent of the parties hereto, and (b) automatically, and without any action of any of the parties hereto, upon (i) any valid termination of the Merger Agreement by any party thereto or (ii) the withdrawal of the Plan of Reorganization (as that term is defined in the Merger Agreement) or any event that renders the Plan of Reorganization or an order approving the Plan of Reorganization null or void.

Section 9.5. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER OF SELLER NOR THE PURCHASER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER. INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. The parties hereby further represent that, in entering into this Agreement (a) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (b) they are relying upon their own knowledge and the advice of counsel; (c) they knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Agreement; and (d) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

Section 9.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the parties hereto shall negotiate in good faith a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.7. Assignment. This Agreement shall not be assignable by operation of law or otherwise without the written consent of the non-assigning parties hereto. Any purported assignment in violation of this Agreement is void, provided, however, that the Purchaser may assign its rights to purchase the Purchased Interests to an Affiliate, but any such assignment shall not relieve the Purchaser of any of its obligations hereunder. The Purchaser may also assign this Agreement in connection with any merger or sale of all or substantially all of its assets or Equity Interests or other similar transaction.

Section 9.8. Third Party Beneficiaries. The parties hereto hereby agree that their respective covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and other than the parties hereto and the Seller Class B Members (who are intended third party beneficiaries of this Agreement), this Agreement is not intended to, and does not, confer upon any Person any rights or remedies hereunder, including the right to rely upon the covenants set forth herein.

Section 9.9. Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be adequate remedy therefore. Accordingly, each of the parties shall be entitled to equitable relief to prevent or remedy breaches of this Agreement, without the proof of irreparable damage or any actual damages or losses whatsoever, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches. The representations and warranties of the parties in Article III, Article IV and Article V of this Agreement shall survive the Closing until the date that is 90 days after the Closing Date.

Section 9.10. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section, exhibit or schedule, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. Such exhibits and schedules are an integral part of this Agreement and shall be treated as if fully set forth herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The words “shall” and “will” have the same meaning.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.11. Counterparts; Electronic Execution and Delivery. This Agreement may be executed in any number of counterparts (including by Electronic Transmission), each such counterpart being deemed to be an original instrument, with all such counterparts taken together constituting one and the same agreement. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by Electronic Transmission pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

ONCOR MANAGEMENT INVESTMENT LLC

By:		Oncor Electric Delivery Company LLC,
its Managing Member

	By:	/s/ Robert S. Shapard
Name: Robert S. Shapard
Title: CEO

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:		/s/ Robert S. Shapard
Name: Robert S. Shapard
Title: CEO

T & D EQUITY ACQUISITION, LLC

By:		/s/ James L. Robo
Name: James L. Robo
Title: CEO

NextEra Energy, Inc., as the ultimate parent of the Purchaser and, following the Closing, as the majority holder of the equity interests of Oncor, hereby approves of and will cause the Purchaser to perform its obligations hereunder and, following the Closing, it will use its best efforts to cause Oncor to perform its obligations hereunder.

NextEra Energy, Inc.

By:	/s/ James L. Robo
	Name:	James L. Robo
	Title:	Chairman, President & CEO